UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_________________________

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): April 15, 2016

CARDINAL RESOURCES, INC.
(Exact name of registrant as specified in its charter)

Nevada	0-54360	47-1579622
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

201 Penn Center Blvd. Suite 401
Pittsburgh, PA 15235
 (Address of principal executive offices) (Zip Code)

(412) 374-0989
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

The information provided in Item 3.02 is hereby incorporated by reference.

Item 3.02 Unregistered Sales of Equity Securities.

On December 10, 2015, Cardinal Resources, Inc. (the "Company," "we" or "us") entered into a Securities Purchase Agreement (the "SPA") with Hangzhou Sky Valley Water Technology Co., Ltd., a water technology company based in Suzhou, China, Jiangsu province (the "Purchaser").  The SPA provides for the issuance of shares of common stock, $.001 par value per share, equal to up to 51% of our issued and outstanding shares of common stock as of the closing of the transaction in consideration of aggregate gross proceeds of $7,500,000 to be provided in two tranches.

The description of the SPA set forth above was filed as an attachment to the Company's 8K filed on December 16, 2015.

The Company has received the first funding under the SPA as part of the first tranche.  The first tranche has been broken into three equal payments based on compliance with requirements in China.  Actions under the SPA Tranche one including in part debt reduction, JV support, and stock buy back will continue on a proportional basis.  With the closing we are developing the Joint Venture agreement that will include Nanjing Panda Manufacturing, and other tranche 2 milestones are commencing.  Tranche 2 will close after a number of milestones outlined in the SPA are completed.  Closing for tranche 2 is performance based.   In the coming weeks a team will return to China to work with HSVW on multiple fronts.

HSVW is also continuing to fund the services agreement with the Cardinal Resources.  The work and payments on this contract are paid in advance cash transactions that do not directly impact the SPA and do not involve the IP or stock of the Company.  The assembly of the first HSVW system (produced in the USA) will be completed, and HSVW has verbally placed the order for the follow on system to be produced in the USA.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Cardinal Resources, Inc.

Date: April 15, 2016	By:	/s/ Kevin Jones
Kevin Jones
Chief Executive Officer